Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

Hudson GLOBAL, Inc.

Hudson Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The certificate of incorporation of the Corporation is hereby amended by amending and restating Section 3 of Article V thereof in its entirety to read as follows:

“(3)         Board of Directors.

(a)          Subject to Section 3(b) of this Article V, the board of directors shall be divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors shall terminate on the date of the 2004 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2005 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2006 annual meeting of stockholders. Subject to the following sentence, at each succeeding annual meeting of stockholders beginning in 2004, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a three-year term. At each annual meeting of stockholders commencing with the annual meeting held in 2014, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the third annual meeting of stockholders following the annual meeting of stockholders held in 2014. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. As used in this Amended and Restated Certificate of Incorporation, the term “entire board of directors” means the total number of directors which the Corporation would have if there were no vacancies.

(b)          Commencing with the third annual meeting of stockholders following the annual meeting of stockholders held in 2014, the classification of the board of directors set forth in Section 3(a) of this Article V shall cease. At the third annual meeting of stockholders following the annual meeting of stockholders held in 2014 and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a term expiring at the next annual meeting of stockholders.”

2. The certificate of incorporation of the Corporation is hereby amended by amending and restating Section 5 of Article V thereof in its entirety to read as follows:

“(5)         Vacancies; Removal. Subject to the rights of the holders of any series of Preferred Stock, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office (a) prior to the third annual meeting of stockholders following the effectiveness of the Amended and Restated Certificate of Incorporation that declassifies the board of directors, only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors and (b) after the third annual meeting of stockholders following the effectiveness of the Amended and Restated Certificate of Incorporation that declassifies the board of directors, by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.”

3. The amendments to the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf as of this 30th day of May, 2014.

By:	/s/ Latham Williams
Latham Williams
Senior Vice President, Legal Affairs and Administration, Corporate Secretary